Exhibit 6.14

AGREEMENT

THIS AGREEMENT, entered into as of January 12, 2022 is between TVPage, Inc. of 6827 Nancy Ridge Drive, San Diego, CA 92121, on the one hand (the “Company”), and Fundem Capital Ltd. on the other hand (“Fundem”).

WHEREAS, Fundem referred the Company to Leumi Partners Ltd. (“Leumi”) in February 2021 (the “Investment Bank Referral”) to support the Company as lead distributor in a public offering of the Company’s securities and listing on the Tel Aviv Stock Exchange (the “IPO”); and

WHEREAS, Fundem has provided management advisory services to the Company since February 2021 in connection with the Company’s preparation for the IPO (the “Additional Fundem Services”); and
WHEREAS, Adi Mimran, a partner in Fundem, was offered to join the board of directors of the Company in September 2021; and

WHEREAS, in recognition of the Investment Bank Referral and the Additional Fundem Services, Leumi has agreed to reduce its distribution commission in connection with the IPO from 5% to 4.5%; and

WHEREAS, the Company wishes to recognize and compensate Fundem for the Investment Bank Referral and the Additional Fundem Services;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Advisory Fees. Upon the closing of the IPO, Company shall pay Fundem a fee in the total amount of one hundred and fifty thousand New Israeli Shekels (NIS 150,000) plus VAT in recognition of the referral made to Leumi and the Additional Fundem Services.

Section 2. Miscellaneous. Any dispute arising in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to any conflict of laws provisions, and the parties irrevocably submit to the exclusive jurisdiction of the courts of the city of Tel-Aviv Jaffa for resolution of any such dispute. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any existing agreement entered into by the parties relating generally to the same subject matter, and may be modified only in writing signed by both parties. Failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. This Agreement shall inure to the benefit of its assigns and successors.

AGREED TO BY:

TVPAGE, INC /s/ Allon Caidar ALLON CAIDAR, CEO	FUNDEM CAPITAL, LTD /s/ Adi Mimran NAME: Adi Mimran TITLE: Managing Partner